NEWS
RELEASE_______________________________________________

FOR IMMEDIATE RELEASE
CONTACT: Chris Mathis
(512) 434-3766

TEMPLE-INLAND REJECTS UNSOLICITED TAKEOVER PROPOSAL FROM INTERNATIONAL PAPER

Board of Directors Unanimously Determines that Proposal Grossly Undervalues the Company

AUSTIN, TEXAS, June 6, 2011 — Temple-Inland Inc. (NYSE: TIN) announced today that it received an unsolicited proposal from International Paper Company (NYSE: IP) to acquire the Company for $30.60 per Temple-Inland share in cash.  Temple-Inland’s Board of Directors, after careful consideration with its independent financial and legal advisors, voted unanimously to reject International Paper’s proposal after the Board determined unanimously that the proposal grossly undervalues Temple-Inland and is not in the best interest of Temple-Inland’s stockholders.

The Board authorized Doyle R. Simons, Chairman and CEO of Temple-Inland, to communicate its rejection to John Faraci, International Paper’s Chairman and CEO.  A copy of Mr. Simons’s letter to Mr. Faraci is incorporated into this news release.

“Since we launched the ‘new’ Temple-Inland in January 2008, we have delivered superior results to our stockholders compared with our corrugated packaging peers (including IP), building products peers, and the S&P 500.  Since that time, our total return to stockholders of 22% greatly exceeds the 5% total return that IP has achieved.  Through our proven ability to execute our strategy focused on maximizing return on investment (ROI) and profitably growing our business, the Board believes the Company will continue to provide superior results for our stockholders,” said Mr. Simons.  “As the economic recovery continues and the benefits from our strategy continue to be realized, it is the stockholders of Temple-Inland who should gain from those anticipated benefits, not the stockholders of IP.”

In its review of International Paper’s unsolicited proposal, the Temple-Inland Board considered a number of factors and came to the following conclusions:

•	International Paper’s unsolicited proposal grossly undervalues Temple-Inland and its future prospects:
o
Based on the Company’s internal estimates, as well as Wall Street consensus estimates, the Board believes the Company’s accelerating growth of earnings and ROI will result in superior value to that offered by International Paper in a sale transaction.

o
International Paper’s claims about its proposal rely on valuation metrics from “precedent” transactions that involved underperforming assets that are not comparable to Temple-Inland and its industry-leading returns, high-quality assets and low-cost structure.

o
The retrospective focus of these “comparables” does not take account of the profound changes that are occurring in the corrugated packaging industry, which have led to reduced pricing volatility, higher average prices, and widely-held expectations that these positive industry trends will continue.

o	The proposal fails to reflect the significant value the Company’s box plant transformation II project will generate for Temple-Inland and its stockholders.
o	International Paper overstates the Company’s actual net debt by $91 million and the net present value of our timber financing liability by at least $200 million.

•	The timing of International Paper’s unsolicited proposal is extremely opportunistic and disadvantageous to Temple-Inland stockholders:
o
Housing markets are at historically low levels, temporarily depressing the value of our building products operations.  International Paper is attempting to take advantage of our stockholders by moving to grab the Company at a bargain price at a time when there is little or no market value being ascribed to building products.

o
As International Paper has consistently highlighted to the investment community,  corrugated packaging demand remains below prerecession levels, but is expected to recover as the economy continues to improve.  International Paper is attempting to time its offer before corrugated packaging demand returns to prerecession levels and pricing improves as expected by industry analysts.

o
An estimated $90 million of the annual cost savings from our box plant transformation II are still ahead of us – our stockholders, not the stockholders of International Paper, deserve to receive the benefit of the significant capital we have invested in this project.

•	The potential acquisition will likely face prolonged and rigorous investigation by antitrust authorities and an uncertain outcome:
o	A combined company would control an almost 40% share of North American containerboard capacity.
o
Given the expected scrutiny by U.S. antitrust authorities, it is likely that a potential transaction would require a significant amount of time to complete, even under the most favorable circumstances.

A presentation providing additional information about Temple-Inland and the reasons the Temple-Inland Board rejected International Paper’s proposal will be posted in the Investor Relations section of our website and filed with the SEC.

Goldman, Sachs & Co. is acting as financial advisor to Temple-Inland, and Wachtell, Lipton, Rosen & Katz is acting as Temple-Inland’s legal counsel.

The text of Mr. Simons’s June 4, 2011 letter to Mr. Faraci is set forth below:

Dear John:

The Board of Directors of Temple-Inland has received your letters dated May 19 and May 27, 2011 containing IP’s proposal to acquire all of the outstanding shares of Temple-Inland for $30.60 per share in cash.  The Board has also considered the additional information you provided me at our meeting held at your request on May 26.  Earlier today, the Temple-Inland Board of Directors convened and carefully reviewed your company’s proposal with the assistance of its financial advisor, Goldman, Sachs & Co., and its legal counsel, Wachtell, Lipton, Rosen & Katz.  After thorough consideration, it is the unanimous view of the Temple-Inland Board of Directors that your unsolicited proposal grossly undervalues Temple-Inland and its future prospects.  Accordingly, the Temple-Inland Board unanimously rejects IP’s proposal of $30.60 per share.

Since we launched the “new” Temple-Inland in January 2008, we have delivered superior results to our stockholders compared with our corrugated packaging peers (including IP), building products peers, and the S&P 500.  Since that time, our total returns to stockholders of 22% greatly exceed the 5% total return that IP has achieved.  Through our proven ability to execute our strategy focused on maximizing return on investment (ROI) and profitably growing our business, the Board believes the Company will continue to provide superior results for our stockholders.

A key part of our strategy is to maximize ROI, because we believe ROI is fundamental to driving stockholder value.  In corrugated packaging, we generated record ROI of 16.5% in 2009 and 2010 and are positioned to generate significantly higher levels of ROI in 2011 and beyond due to fundamental changes in the industry and benefits from our box plant transformation. Indeed, we are now achieving the highest returns on assets in the corrugated packaging industry.  Despite the worst housing markets since the Great Depression, our low-cost building products operation has continued to generate positive cash flow throughout the downturn and is positioned to generate very high levels of return for our stockholders when housing markets recover.  As the economic recovery continues and the benefits from our strategy continue to be realized, it is the stockholders of Temple-Inland who should benefit from our company’s very strong prospects, not the stockholders of IP.

We take issue with a number of claims in the materials you have provided to us.  You have overstated our net debt by $91 million (which was $737 million as of March 31, 2011, rather than the $828 million stated in your proposal) and the net present value of our timber finance liability by at least $200 million.  More significantly, the “comparable” transactions you cite are simply not comparable -- those transactions involved troubled or struggling companies or operations rather than a company such as Temple-Inland with its industry-leading returns, high-quality assets and low-cost structure.  Further, the retrospective focus of these “comparables” does not take account of the profound changes that are occurring in the corrugated packaging industry, which have led to reduced pricing volatility, higher average prices and widely-held expectations that these positive industry trends will continue.

Your own public statements acknowledge the changes in the industry and make clear that “looking back at history” is not the correct way to understand the corrugated packaging industry’s future.  If, as you so clearly state, the past is not prologue for your company, neither is it for ours.  We believe that it is for this reason that your letter of May 27 insistently says “Timing and speed are important,” and you have threatened us with a hostile bid if we do not respond by your deadline.  The speed that is “important” to you underscores an opportunistic attempt to deprive our stockholders of the value in their company that we believe will become increasingly evident as the benefits of profound change in the corrugated packaging industry, Box Plant Transformation II and our extremely low-cost building products business accrue to the benefit of our stockholders.  Finally, the “certain” value you refer to overlooks the serious regulatory issues of your proposal, an attempt to forcibly combine the #1 and #3 participants in the corrugated packaging industry with the result that your company would have an approximate 40% share of industry capacity, nearly double the next largest competitor.

Our Board of Directors, our management team and our employees are dedicated to creating value for all of our stockholders, which we expect to do by continuing to effectively execute on our strategic plan.

Sincerely,

Doyle R. Simons

About Temple-Inland Inc.

Temple-Inland Inc. is a manufacturing company focused on corrugated packaging and building products. The fully integrated corrugated packaging operation consists of 7 mills and 59 converting facilities. The building products operation manufactures a diverse line of building products for new home construction, commercial and repair and remodeling markets. Temple-Inland's address on the World Wide Web is www.templeinland.com.

Cautionary Statement on Forward-Looking Statements

Forward-looking statements are made throughout this release.  These forward-looking statements are sometimes identified by the use of terms and phrases such as "believe," "should," "would," "expect," "project," "estimate," "anticipate," "intend," "plan," "will," "can," "may," or similar expressions elsewhere in this release.  All forward-looking statements are subject to a number of important factors, risks, uncertainties, and assumptions that could cause actual results to differ materially from those described in any forward-looking statements.  These factors and risks include, but are not limited to, general economic conditions, demand for new housing, accuracy of certain accounting assumptions, changes in actual or forecasted cash flows, competitive pressures, future sales volume, significant increases in the costs of certain commodities, timely implementation of price increases, successful execution of cost saving strategies, changes in tax laws, integration risks associated with recent acquisitions, changes in weighted average shares for diluted EPS, increases in transportation costs, and other financial, operational, and legal risks and uncertainties detailed from time to time in Temple-Inland’s cautionary statements contained in its filings with the SEC.  Temple-Inland disclaims and does not undertake any obligation to update or revise any forward-looking statement in this release except as required by law.  Temple-Inland notes that forward-looking statements made in connection with a tender offer are not subject to the safe harbors created by the Private Securities Litigation Reform Act of 1995.  Temple-Inland is not waiving any other defenses that may be available under applicable law.